EXHIBIT 10.6
EXECUTION VERSION

CREDIT AGREEMENT
Dated as of April 19, 2007,
Among
KING PHARMACEUTICALS, INC.,
THE LENDERS NAMED HEREIN,
CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent,
as Collateral Agent and
as Swingline Lender,
BANK OF AMERICA, N.A.,
and
UBS SECURITIES LLC,
as Co-Syndication Agents
CITIGROUP GLOBAL MARKETS INC.,
WACHOVIA BANK, NATIONAL ASSOCIATION,
and
THE ROYAL BANK OF SCOTLAND PLC,
as Co-Documentation Agents
U.S. BANK NATIONAL ASSOCIATION,
as Managing Agent

CREDIT SUISSE SECURITIES (USA) LLC,
as Sole Lead Arranger and Bookrunner

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SCHEDULES:

Schedule 1.01(a)	Guarantors
Schedule 1.01(b)	Investment Policy
Schedule 1.01(c)	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04(a)	Existing Investments

EXHIBITS:

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Guarantee Agreement
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit G-1	Form of Opinion of James Elrod, Esq., General Counsel of the Borrower
Exhibit G-2	Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special counsel to the Borrower
Exhibit G-3	Form of Opinion of Bass, Berry & Sims PLC, Tennessee counsel to the Borrower
Exhibit H	Form of Promissory Note

v

     CREDIT AGREEMENT dated as of April 19, 2007 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among KING PHARMACEUTICALS, INC., a Tennessee corporation (the “Borrower”); the Lenders (as defined in Article I); CREDIT SUISSE, a bank organized under the laws of Switzerland, acting through its Cayman Islands Branch, as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent” and the “Collateral Agent”), and as swingline lender (in such capacity, the “Swingline Lender”), Bank of America, N.A. and UBS Securities LLC, as co-syndication agents (in such capacity, “Co-Syndication Agents”); Citigroup Global Markets Inc., Wachovia Bank, National Association and The Royal Bank of Scotland plc, as co-documentation agents (in such capacity, the “Co-Documentation Agents”); U.S. Bank National Association, as managing agent (in such capacity, the “Managing Agent”); and the Issuing Banks (as defined in Article I).
          The Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time on or after the Effective Date and prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $475,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Maturity Date, in the form of Swingline Loans in an aggregate principal amount at any time outstanding not in excess of $20,000,000. The Borrower has requested that the Issuing Banks issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $30,000,000 to support payment obligations incurred in the ordinary course of business by the Borrower and the Subsidiaries. The proceeds of the Revolving Loans and of the Swingline Loans are to be used by the Borrower and the Subsidiaries to provide working capital and for other general corporate purposes, including permitted acquisitions and the refinancing of amounts outstanding under the Existing Credit Agreement, and the Letters of Credit are to be used by the Borrower and the Subsidiaries for general corporate purposes. The Lenders, the Swingline Lender and the Issuing Banks have agreed to extend such credit on the terms and subject to the conditions set forth herein.
          Accordingly, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

          “ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan.
          “ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
          “Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.07(b).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
          “Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.
          “Applicable Percentage” shall mean, for any day, with respect to any Eurodollar Revolving Loan or ABR Loan or with respect to the Commitment Fees, as the case may be, the applicable percentage set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Fee Percentage”, as the case may be, based upon the Leverage Ratio as of the fiscal quarter end next preceding the most recent Determination Date; provided that until the first Determination Date occurring after the Effective Date, the Applicable Percentage shall be determined by reference to Category 1:

	Eurodollar	ABR	Fee
Leverage Ratio	Spread	Spread	Percentage
Category 1
Less than 1.25 to 1.00	0.875%	0.000%	0.200%

Category 2
Less than 1.75 to 1.00 but greater than or equal to 1.25 to 1.00	1.000%	0.000%	0.250%

Category 3
Less than 2.25 to 1.00 but greater than or equal to 1.75 to 1.00	1.125%	0.125%	0.275%

Category 4
Less than 2.75 to 1.00 but greater than or equal to 2.25 to 1.00	1.250%	0.250%	0.300%

Category 5
Greater than or equal to 2.75 to 1.00	1.500%	0.500%	0.350%
Notwithstanding the foregoing, at any time when the Borrower has failed to deliver the financial statements and certificates required by Section 5.03(a), (b) or (c), and at any time after the occurrence and during the continuance of an Event of Default, the Applicable Percentage shall be determined by reference to Category 5.
          “Arranger” shall mean Credit Suisse Securities (USA) LLC.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Borrowing” shall mean a group of Loans of a single Class and Type made by the Lenders on a single date and as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.05 and substantially in the form of Exhibit C.
          “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          A “Change in Control” shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended, as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated; or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any of the Subsidiaries shall occur under and as defined in any indenture or agreement to which the Borrower or any of the Subsidiaries is a party in respect of Indebtedness of the Borrower or any Subsidiary the aggregate principal amount of which exceeds $10,000,000.
          “Charges” shall have the meaning assigned to such term in Section 9.09.
          “Class”, when used in respect of any Loan or Borrowing, shall refer to whether such Loan or Borrowing shall be a Revolving Loan or Borrowing or a Swingline Loan, and, in the case of a Revolving Loan or Borrowing and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Swingline Commitment.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean all the “Collateral” as defined in any Security Document.
          “Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Collateral Requirement” shall mean, at any time on and after the Effective Date (other than at any time when security interests under the Security Documents are not required to be in effect under Section 9.17), that the Pledge Agreement (or a supplement referred to in Section 23 thereof) shall have been duly executed by the Borrower and each Guarantor, shall have been delivered to the Collateral Agent and shall be in full force and effect, and all the outstanding Equity Interests in Subsidiaries owned by the Borrower or any Guarantor shall have been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such Equity Interests in Subsidiaries, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent; provided that the Borrower and the Guarantors shall not be required to pledge more than 65% of the Equity Interests of any Foreign Subsidiary.
          “Commitment” shall mean a Revolving Credit Commitment or Swingline Commitment.
          “Commitment Fee” shall have the meaning assigned to such term in Section 2.07(a).
          “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated March 2007.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum for such period of (a) the aggregate amount of Consolidated Interest Expense, (b) the aggregate amount of letter of credit fees paid, (c) the aggregate amount of income tax expense, (d) all amounts attributable to depreciation and amortization expense (including amortization of deferred financing costs), (e) all extraordinary charges, (f) all other non-cash charges, and (g) non-recurring special cash charges in respect of acquisitions in an aggregate amount for any such acquisition not to exceed $50,000,000, and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, all extraordinary gains during such period, all as determined on a consolidated basis with respect to the Borrower and the Subsidiaries in accordance with GAAP.
          “Consolidated Interest Expense” shall mean, for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by the Borrower and the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined exclusive of deferred financing costs and the amortization thereof and after giving effect to any net payments made or received by the Borrower and the Subsidiaries with respect to Hedging Agreements.
          “Consolidated Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
          “Consolidated Net Income” shall mean, for any period, net income or loss of the Borrower and the Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any person in which any other person (other than the Borrower or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries by such person during such period, (b) the loss of any person (other than a consolidated Subsidiary) in which any other person (other than the Borrower and any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, except to the extent of the aggregate investment of the Borrower and any of the Subsidiaries in such person during such period, and (c) the income (or loss) of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of the Subsidiaries or the date that person’s assets are acquired by the Borrower or any of the Subsidiaries.
          “Consolidated Net Worth” shall mean, as at any date of determination, the consolidated stockholders’ equity of the Borrower and the Subsidiaries, as determined on a consolidated basis in accordance with GAAP.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Convertible Note Indenture” shall mean the Indenture dated as of March 29, 2006, between King Pharmaceuticals, Inc., the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee.
          “Convertible Notes” shall mean 1 1/4% convertible senior notes due April 1, 2026, issued pursuant to the Convertible Note Indenture.
          “Co-Documentation Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Co-Syndication Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Credit Event” shall have the meaning assigned to such term in Section 4.01.
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Designated Indebtedness” shall mean the Borrower’s senior unsecured long-term, non-credit enhanced indebtedness for borrowed money.
          “Determination Date” shall mean each day that is the 45th day after the end of any of the first three fiscal quarters, or the 90th day after the end of the final fiscal quarter, in any fiscal year of the Borrower.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “Domestic Subsidiary” shall mean a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

          “Effective Date” shall mean the date on which the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 9.08).
          “environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or as otherwise defined in any Environmental Law.
          “Environmental Claim” shall mean any written allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material, (c) the presence, use, handling, generation, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
          “Environmental Law” shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq., the Clean Air Act of 1970, as amended 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated under any of the foregoing.
          “Environmental Permit” shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any such Subsidiary could otherwise have or incur material liabilities.
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.
          “Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (provided, however, that none of any Lender or Issuing Bank or any other recipient shall be deemed to be located in any jurisdiction solely as a result of receiving any payments under, or taking any other action related to, any loan under this or any other agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.20(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e).
          “Existing Credit Agreement” shall mean the Credit Agreement dated as of April 23, 2002, as amended by the First Amendment dated as of March 22, 2006, among the Borrower, the lenders named therein and Credit Suisse, as administrative agent and collateral agent.
          “Existing Letters of Credit” means the existing letters of credit issued under the Existing Credit Agreement and listed on Schedule 1.01(c). The Borrower shall be deemed to have requested the issuance of each Existing Letter of Credit for purposes hereof.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” shall mean the Fee Letter dated March 5, 2007, among the Borrower, the Administrative Agent and the Arranger.
          “Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.
          “Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.
          “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

          “Fronting Fee” shall have the meaning assigned to such term in Section 2.07(c).
          “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
          “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
          “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee Agreement” shall mean the Guarantee Agreement, substantially in the form of Exhibit D, made by the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.
          “Guarantee Requirement” shall mean, at any time, that (a) the Guarantee Agreement (or a supplement referred to in Section 20 thereof) shall have been executed by the Borrower and each Significant Subsidiary existing from time to time, shall have been delivered to the Collateral Agent and shall be in full force and effect and (b) the Indemnity, Subrogation and Contribution Agreement (or a supplement referred to in Section 12 thereof) shall have been executed by the Borrower and each other Loan Party, shall have been delivered to the Collateral Agent and shall be in full force and effect.
          “Guarantors” shall mean each person listed on Schedule 1.01(a) and each other person that becomes party to a Guarantee Agreement as a Guarantor, and the permitted successors and assigns of each such person.
          “Hazardous Materials” shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Health Care Laws” shall mean any and all applicable current and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by the Food and Drug Administration, the Center for Medicare and Medicaid Services, the Department of Health and Human Services (“HHS”), the Office of Inspector General of HHS, the Drug Enforcement Administration or any other Governmental Authority (including any professional licensing laws, certificate of need laws and state reimbursement laws), relating in any way to the manufacture, distribution, marketing, sale, supply or other disposition of any product or service of the Borrower or any Subsidiary, the conduct of the business of the Borrower or any Subsidiary, the provision of health care services generally, or to any relationship among the Borrower and the Subsidiaries, on the one hand, and their suppliers and customers and patients and other end-users of their products and services, on the other hand.
          “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The “principal amount” of any Hedging Agreement at any time shall be deemed to be the aggregate amount of the payments that would be required to be made by the Borrower or any Subsidiary in the event of any early termination at such time of such Hedging Agreement.
          “Inactive Subsidiary” shall mean, at any time, any subsidiary of the Borrower that at such time is not engaged in any business and has assets with a book value not in excess of $1,000,000.
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of Hedging Agreements and (j) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

          “Indemnity, Subrogation and Contribution Agreement” shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit F, among the Borrower, the Guarantors and the Collateral Agent.
          “Information” shall have the meaning assigned to such term in Section 9.16(a).
          “Interest Payment Date” shall mean, with respect to any Loan, (i) each day that is the last day of an Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the date of any prepayment of such Borrowing or conversion of such Borrowing to a Borrowing of a different Type.
          “Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the preceding Interest Period applicable thereto and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 (or, if agreed to by each Lender, 9 or 12) months thereafter, as the Borrower may elect, and (b) as to any ABR Borrowing (excluding a Swingline Loan), the period commencing on the date of such Borrowing or on the last day of the preceding Interest Period applicable thereto and ending on the earlier of (i) the next succeeding last Business Day of March, June, September and December and (ii) the Maturity Date; provided, however, that, in the case of a Eurodollar Borrowing, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
          “Issuing Bank” shall mean, at any time, Credit Suisse and each other person that is listed on Schedule 2.04 or that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any person that shall have ceased to be an Issuing Bank as provided in Section 2.04(i)), each in its capacity as an issuer of Letters of Credit hereunder.
          “Issuing Bank Agreement” shall have the meaning assigned to such term in Section 2.04(j).
          “Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.07(c).
          “L/C Commitment” shall mean, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.04. The initial amount of each Issuing Bank’s L/C Commitment is specified on Schedule 2.04 or in the Issuing Bank Agreement pursuant to which it shall have become an Issuing Bank.

          “L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
          “L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate L/C Exposure at such time.
          “L/C Participation Fee” shall have the meaning assigned to such term in Section 2.07(c).
          “Lenders” shall mean the financial institutions listed on Schedule 2.01 and any other financial institution that has become a party hereto pursuant to an Assignment and Acceptance, other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.
          “Letter of Credit” shall mean (i) any letter of credit issued pursuant to Section 2.04 and (ii) the Existing Letters of Credit.
          “Leverage Ratio” shall mean, at any time, the ratio of (a) Total Funded Debt at such time to (b) Consolidated EBITDA for the most recently ended period of four fiscal quarters, all as determined on a consolidated basis in accordance with GAAP.
          “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent equal to the average of the rates per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which deposits in dollars are offered for such Interest Period by two major banks selected by the Administrative Agent in the London interbank market at approximately 11:00 a.m., London time, on the date two Business Days prior to the beginning of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of an amount equal to the applicable Loans and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and any promissory notes issued pursuant to Section 2.06.
          “Loan Parties” shall mean the Borrower and each Subsidiary that is a party to any Security Document.
          “Loans” shall mean the Revolving Loans and the Swingline Loans.
          “Managing Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean one or more events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations, financial condition or prospects of the Borrower and the Subsidiaries, taken as a whole or (b) the validity or enforceability of any of the Loan Documents or any other documents entered into in connection with the Transactions or other transactions contemplated thereby or the rights, remedies and benefits available to the parties thereunder.
          “Maturity Date” shall mean April 19, 2012.
          “Material Foreign Subsidiary” means any Foreign Subsidiary (a) the consolidated revenues of which for the most recent period of four fiscal quarters of the Borrower for which audited financial statements have been delivered pursuant to Section 5.01 were greater than 2.5% of the Borrower’s total consolidated revenues for such period or (ii) the consolidated assets of which as of the end of such period were greater than 2.5% of the Borrower’s total consolidated assets as of such date.
          “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 9.08, and that has been consented to by the Required Lenders.
          “Obligations” shall mean all obligations defined as “Obligations” in the Security Documents.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Patriot Act” shall have the meaning assigned to such term in Section 9.18.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P of at least A-2 or Moody’s of at least P-2;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) repurchase agreements fully collateralized by United States government securities;
     (e) debt obligations, including auction rate securities, of any State of the United States, of any county or other municipal government subdivision of any State of the United States or of any domestic corporation with maturities of one year or less from the date of acquisition and having, at such date of acquisition, a credit rating from S&P of at least AA or from Moody’s of at least Aa2;
     (f) U.S. dollar denominated debt obligations of any foreign corporation with maturities of one year or less from the date of acquisition and having, at such date of acquisition, a credit rating from S&P of at least AAA or from Moody’s of at least Aaa;
     (g) asset backed securities, collateralized mortgage backed security and agency residential mortgages having, at the date of acquisition, a credit rating from S&P of at least AAA or from Moody’s of at least Aaa;
     (h) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (g) above;
     (i) other investments which, at the time of acquisition, were made in compliance with the investment policy of the Borrower attached hereto as Schedule 1.01(b);
     (j) overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business; and
     (k) other investment instruments approved in writing by the Required Lenders.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledge Agreement” shall mean the Pledge Agreement, substantially in the form of Exhibit E, between the Borrower, each Significant Subsidiary owning capital stock or Indebtedness of the Borrower or any other Subsidiary and the Collateral Agent for the benefit of the Secured Parties.
          “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, New York; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.
          “Properties” shall have the meaning assigned to such term in Section 3.17(a).
          “Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have been terminated, the Pro Rata Percentages of the Lenders shall be determined by reference to the Revolving Credit Commitments most recently in effect (giving effect to any assignments pursuant to Section 9.04).
          “Ratings” shall mean the ratings assigned by S&P and Moody’s to the Designated Indebtedness, or, if no Designated Indebtedness shall be outstanding, the corporate credit ratings assigned by S&P and Moody’s to the Borrower. If either of such rating agencies shall not have in effect a rating for the Designated Indebtedness or a corporate credit rating for the Borrower, as the case may be, such rating agency shall be deemed to have in effect a rating below BBB- or Baa3, as the case may be.
          “Register” shall have the meaning assigned to such term in Section 9.04(d).
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Fund” shall mean, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such person and such person’s Affiliates.
          “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.
          “Release Conditions” shall have the meaning assigned to such term in Section 9.17.
          “Release Date” shall have the meaning assigned to such term in Section 9.17.
          “Remedial Action” shall mean (a) ”remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

          “Required Lenders” shall mean, at any time, Lenders having Revolving Loans, L/C Exposures, Swingline Exposures and unused Revolving Credit Commitments representing a majority of the sum of all outstanding Revolving Loans, L/C Exposures, Swingline Exposures and unused Revolving Credit Commitments.
          “Responsible Officer” of any corporation shall mean the chief executive officer, the president or any Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.
          “Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.
          “Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.
          “Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.
          “S&P” shall mean Standard & Poor’s.
          “Secured Parties” shall have the meaning assigned to such term in the Pledge Agreement.
          “Security Documents” shall mean the Guarantee Agreement, the Pledge Agreement, the Indemnity, Subrogation and Contribution Agreement and each of the other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.
          “Significant Subsidiary” shall mean (a) any Subsidiary owning an Equity Interest in a Significant Subsidiary and (b) any other Subsidiary (i) the consolidated revenues of which for the most recently ended period of four fiscal quarters were greater than 2.5% of the Borrower’s consolidated revenues for such period (whether or not such Subsidiary shall have been a Subsidiary during such period) or (ii) the assets of which as of the last day of such period were greater than 2.5% of the Borrower’s consolidated assets as of such date (whether or not such Subsidiary shall have been a Subsidiary on such date); provided that, if at any time the aggregate amount of the consolidated revenues or consolidated assets of all Subsidiaries that are not Significant Subsidiaries for or at the end of any period of four fiscal quarters exceeds 7.5% of the Borrower’s consolidated revenues for such period or 7.5% of the Borrower’s consolidated assets as of the end of such period, the Borrower (or, in the event the Borrower has failed to do so within 10 days, the Administrative Agent) shall designate sufficient Subsidiaries as “Significant Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Significant Subsidiaries. For purposes of making the determinations required by this definition, revenues and assets of Foreign Subsidiaries shall be converted into dollars at the rates used in preparing the consolidated financial statements of the Borrower delivered hereunder. The Significant Subsidiaries on the date hereof are identified in Schedule 3.08 hereto.
          “SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “SPC” shall have the meaning assigned to such term in Section 9.04(i).
          “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Revolving Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean any subsidiary of the Borrower; provided that for all purposes of this Agreement other than Sections 6.09 through 6.12 (and the definitions set forth in Article I, to the extent employed in connection with such Sections), the term “Subsidiary” shall exclude all Inactive Subsidiaries.
          “Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.03, as the same may be reduced from time to time pursuant to Section 2.11.

          “Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
          “Swingline Lender” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.03.
          “Swingline Maturity Date” means, as to any Swingline Loan, the earlier of the Maturity Date and the date that is 30 days after the date on which such Loan was made.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Total Funded Debt” shall mean, as of any date of determination, without duplication, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP (other than Indebtedness of the type referred to in clauses (i) or (j) of the definition of the term “Indebtedness”, except to the extent of any unreimbursed drawings thereunder); provided that any increase or decrease in the amount of such Indebtedness attributable solely to the application of SFAS 133 shall be excluded from the computation of Total Funded Debt.
          “Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.
          “Transactions” shall have the meaning assigned to such term in Section 3.02.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.
          “Uniform Commercial Code” shall mean the Uniform Commercial Code in effect from time to time in the State of New York, provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

          “Wholly Owned Subsidiary” shall mean a Subsidiary of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, directly or indirectly, by the Borrower or one or more wholly owned subsidiaries of the Borrower.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, (b) any reference to any statute, regulation or other law shall be construed (i) as referring to such statute, regulation or other law as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder, (c) any reference herein to any person shall be construed to include such person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) the words “assets” or “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. All computations required to be made hereunder to demonstrate pro forma compliance with any covenant after giving effect to any acquisition, investment, sale, disposition or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event; provided that projected synergies or similar benefits may be included to the extent permitted to be recognized in pro forma statements prepared in accordance with Regulation S-X under the Securities Act.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the Effective Date and until the earlier of the Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.
          SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to paragraph (f) below, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the Revolving Credit Commitments.
          (b) Subject to Sections 2.10 and 2.15, each Borrowing (other than Swingline Loans) shall be comprised entirely of ABR Loans or Eurodollar Revolving Loans as the Borrower may request pursuant to Section 2.05. Each Swingline Loan shall be an ABR Loan. Each Lender may at its option make any Eurodollar Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings being outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Except with respect to Loans made pursuant to paragraph (f) below, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the Borrower designated by the Borrower in the applicable Borrowing Request (or, in the case of Loans made on the Effective Date, first apply such amounts to pay amounts outstanding under the Existing Credit Agreement) or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          (f) If the applicable Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.04(e) in respect of any L/C Disbursement within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the amount of such L/C Disbursement and the Administrative Agent will promptly notify each Lender of such amount and its Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.04(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to ABR Revolving Loans pursuant to Section 2.08(a) and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
          SECTION 2.03. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time on and after the Effective Date and until the earlier of the Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $20,000,000 or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment; provided that the Swingline Lender shall not make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall be in a principal amount that is an integral multiple of $500,000. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.
          (b) Swingline Loans. The Borrower shall notify the Administrative Agent by facsimile, or by telephone (confirmed by facsimile), not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable, shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice received from the Borrower pursuant to this paragraph. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 2:00 p.m., New York City time, on the day such Swingline Loan is so requested.
          (c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or facsimile notice (or telephone notice promptly confirmed by written, or facsimile notice) to the Swingline Lender and to the Administrative Agent before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified on Schedule 2.01.

          (d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.09, shall bear interest as provided in Section 2.08(a).
          (e) Participations. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Lender hereby irrevocably, absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is irrevocable, absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, with the necessary changes, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          SECTION 2.04. Letters of Credit. (a) General. (i) The Borrower may request the issuance of a Letter of Credit (A) for its own account or (B) for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time on and after the Effective Date while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit referred to in clause (B) of the first sentence of this paragraph, it will be fully responsible for the reimbursement of L/C Disbursements, the payment of interest thereon and the payment of L/C Participation Fees and other fees due under Section 2.07 to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be an account party in respect of any such Letter of Credit).
     (ii) On the Effective Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted to each Lender and each Lender shall be deemed to have purchased from such Issuing Bank a participation in such Existing Letter of Credit in accordance with paragraph (d) below. On and after the Effective Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof. Any Lender that issued an Existing Letter of Credit but shall not have entered into an Issuing Bank Agreement shall have the rights of an Issuing Bank as to such Letter of Credit for purposes of this Section 2.04.
          (b) Notice of Issuance; Certain Conditions. In order to request the issuance of a Letter of Credit, the Borrower shall hand deliver or facsimile to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance) a notice requesting the issuance of a Letter of Credit and setting forth the date of issuance, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued only if, and upon issuance of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance (A) the L/C Exposure shall not exceed $30,000,000, (B) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment and (C) the portion of the L/C Exposure attributable to Letters of Credit of the Issuing Bank requested to issue such Letter of Credit shall not exceed the L/C Commitment of such Issuing Bank.
          (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided that any Letter of Credit may provide for renewal thereof under customary “evergreen” provisions reasonably satisfactory to the applicable Issuing Bank for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).
          (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby irrevocably, absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by each Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is irrevocable, absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay or cause the Subsidiary for whose account such Letter of Credit shall have been issued to pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.
          (f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act, or omission to act, or delay of any kind of any Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
          Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Banks. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that any Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, and make payment under such Letter of Credit, unless, in the Issuing Bank’s judgment, it has received information that proves any such documents to be forged or fraudulent; provided that the Issuing Bank shall not be liable in any respect for any error made as a result of, or damages resulting from, the exercise of its judgment with regard to any such documents if such judgment is made in good faith. The parties hereto expressly agree that (i) an Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under a Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to the Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in substantial compliance with the terms of the Letter of Credit, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under the Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the applicable Issuing Bank.
          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by facsimile, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.
          (h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.
          (i) Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 90 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders. Upon the resignation or removal of an Issuing Bank hereunder, such Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such resignation or removal shall become effective, the Borrower shall pay all fees accrued for the account of the Issuing Bank under Section 2.07(c)(ii) and not yet paid. After the resignation or removal of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
          (j) Designation of Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent and the Lenders designate one or more Lenders reasonably acceptable to the Administrative Agent as additional Issuing Banks. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrower and the Administrative Agent, shall set forth the L/C Commitment and Issuing Bank Fees of such Lender and shall be executed by such Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.
          (k) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof, deposit in an account with the Collateral Agent, for the benefit of the Lenders, an amount in cash equal to the L/C Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in

Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Banks for L/C Disbursements for which they have not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          (l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date, currency and amount of such L/C Disbursement, (iii) on any Business Day on which the applicable Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such L/C Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
          SECTION 2.05. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.05 shall not apply), the Borrower shall hand deliver or facsimile to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day), (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.05 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
          SECTION 2.06. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) the then unpaid principal amount of each Swingline Loan on the applicable Swingline Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if a Eurodollar Revolving Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with their terms.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit H. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.07. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on the date on which the last of the Commitments of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Applicable Percentage per annum in effect from time to time on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the date on which the last of the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the last of the Commitments of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized by virtue of any Swingline Loan being outstanding.
          (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
          (c) The Borrower agrees to pay (i) to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Borrowings comprised of Eurodollar Revolving Loans pursuant to Section 2.08, and (ii) to each Issuing Bank with respect to each Letter of Credit issued thereby (A) on the last Business Day of March, June, September and December of each year and on the date on which all Letters of Credit issued by such Issuing Bank have been canceled or have expired, a fronting fee equal to a percentage per annum (as shall be agreed upon by the Borrower and such Issuing Bank) of the average daily aggregate face amount, during the preceding quarter (or shorter period, as provided above), of all outstanding Letters of Credit issued by such Issuing Bank (the “Fronting Fee”) and (B) the standard issuance, drawing and amendment fees specified from time to time by such Issuing Bank (together with the Fronting Fee, the “Issuing Bank Fees”). All L/C Participation Fees and Fronting Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances; provided, however, that the foregoing shall in no event constitute a waiver of or otherwise affect any claims the Borrower may have against any other party to this Agreement.

          SECTION 2.08. Interest on Loans. (a) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.
          (b) Subject to the provisions of Section 2.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.
          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.09. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.08 plus 2% per annum and (b) in all other cases, at the rate per annum applicable at such time to ABR Loans plus 2% per annum.
          SECTION 2.10. Alternate Rate of Interest. In the event and on each occasion that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not exceed the cost to any Lender of making or maintaining its Eurodollar Revolving Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice (which, in the case of a facsimile notice, shall be followed by a written notice) of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.05 or 2.12 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.11. Termination and Reduction of Commitments. (a) The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Maturity Date.
          (b) Upon at least three Business Days’ prior irrevocable written or facsimile notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.
          SECTION 2.12. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing (other than a Swingline Loan) into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:
     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and (b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
     (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Revolving Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

     (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;
     (vii) upon notice to the Borrower from the Administrative Agent, which may be given at the request of any Lender, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued at the end of the applicable Interest Period as, a Eurodollar Revolving Loan.
          Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.
          SECTION 2.13. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon prior written or facsimile notice to the Administrative Agent (or telephone notice promptly confirmed by written or facsimile notice) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business days before the date of prepayment, or (ii) in the case of an ABR Borrowing not later than 11:00 a.m., New York City time, on the date of prepayment; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.
          (b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or Issuing Bank of the principal of or interest on any Eurodollar Revolving Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or Issuing Bank by the jurisdiction in which such Lender or Issuing Bank has either its principal office or applicable lending office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Revolving Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Eurodollar Revolving Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount determined in good faith by such Lender or Issuing Bank to be material, then the Borrower will pay to such Lender or Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or Issuing Bank or any Lender’s or Issuing Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above, together with an explanation in reasonable detail, shall be delivered to the Borrower. In determining any additional amounts owing under this Section 2.14, each Lender or Issuing Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s or Issuing Bank’s determination of compensation owing under this Section 2.14 shall, absent manifest error, unreasonableness or bad faith, be final and conclusive and binding on all parties hereto. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate delivered by it within 15 days after its receipt of the same; provided that if the Borrower shall reasonably dispute such amount, the amount due shall be paid within three Business Days after such dispute is resolved.
          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reductions in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the change in law or other circumstance giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the change in law or other circumstance giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Revolving Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Revolving Loan, then, by written notice to the Borrower and to the Administrative Agent:
          (i) such Lender may declare that Eurodollar Revolving Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Revolving Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Revolving Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
          (ii) such Lender may require that all outstanding Eurodollar Revolving Loans made by it be converted to ABR Loans, in which event all such Eurodollar Revolving Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Revolving Loans that would have been made by such Lender or the converted Eurodollar Revolving Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Revolving Loans.
          (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Revolving Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Revolving Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
          SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any actual loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Revolving Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Revolving Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Revolving Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Revolving Loan to be made by such Lender (including any Eurodollar Revolving Loan to be made pursuant to a conversion or continuation under Section 2.12) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of any Eurodollar Revolving Loan required to be made hereunder. In the case of any Breakage Event, such actual loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its actual cost (which may be determined by such Lender by any reasonable method) of obtaining funds for the Eurodollar Revolving Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16, together with an explanation in reasonable detail shall be delivered to the Borrower. In determining any additional amounts owing under this Section 2.16, each Lender or Issuing Bank will act reasonably and in good faith; provided that such Lender’s or Issuing Bank’s determination of compensation owing under this Section 2.16 shall, absent manifest error, unreasonableness or bad faith, be final and conclusive and binding on all parties hereto.
          SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of any Class, each payment of commitment fees with respect to Commitments of any Class, each reduction of the Commitments of any Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in Swingline Loans and L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in Swingline Loans and L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans, participations in Swingline Loans and L/C Exposure, as the case may be, of such other Lender, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by all the Lenders; provided, however, that (i) if any such participations are purchased pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such participations shall be rescinded to the extent of such recovery and the purchase price restored without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans or L/C Disbursements to any assignee or participant, other than to the Borrower or any of the Subsidiaries or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason of such participation as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
          SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the applicable Issuing Banks, (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.03(e) and (iii) payments pursuant to Sections 2.14, 2.16, 2.20 and 9.05 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York 10010, or as otherwise directed.
          (b) The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
          (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and Fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

          SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error. The Administrative Agent, Lender or Issuing Bank may, at its sole reasonable discretion, take such steps as the Borrower reasonably requests to assist the Borrower, at the Borrower’s own expense, to minimize or, as applicable, recover such Indemnified Taxes or Other Taxes.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, after having received from the Borrower notice of the availability of such exemptions from or reductions of withholding tax, as well as all such appropriate documentation prescribed by applicable law, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank pursuant to Section 2.20 or (iv) any Lender becomes a Non-Consenting Lender, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(e)), upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment will result in a reduction in the claim for compensation under Section 2.14 or in the withdrawal of the notice under Section 2.15 or in the reduction of payments under Section 2.20, as the case may be, (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or Issuing Bank pursuant to paragraph (b) below), or if such Lender or Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.
          (b) If (i) any Lender or Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any amount to any Lender, the Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank, pursuant to

Section 2.20, then such Lender or Issuing Bank shall use reasonable efforts (which shall not require such Lender or Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such filing or assignment, delegation and transfer.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each of the Lenders that:
          SECTION 3.01. Organization; Powers. The Borrower and each of the Domestic Subsidiaries and Material Foreign Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
          SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents, the Borrowings hereunder and the creation of the Liens provided for in the Security Documents (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any of the Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of the Subsidiaries (other than any Lien created hereunder or under the Security Documents).
          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party enforceable against the Borrower or such Loan Party in accordance with its terms.
          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and (b) such as have been made or obtained and are in full force and effect.
          SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholders’ equity and cash flows as of the end of and for each fiscal year in the three-fiscal year period ended December 31, 2006, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis and are in compliance with the requirements of Regulation S-X under the Securities Act of 1933, as amended.
          SECTION 3.06. No Material Adverse Effect; No Default. (a) There has been no Material Adverse Effect since December 31, 2006.
          (b) No Default has occurred and is continuing.
          SECTION 3.07. Title to Properties; Possession Under Leases. (a) The Borrower and each of the Domestic Subsidiaries and Material Foreign Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
          (b) The Borrower and each of the Domestic Subsidiaries and Material Foreign Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. The Borrower and each Subsidiary enjoys peaceful and undisturbed possession under all such material leases.

          SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the date hereof a list of all Subsidiaries and the direct or indirect ownership interests of the Borrower therein, and identifies each Subsidiary that is a Significant Subsidiary or a Material Foreign Subsidiary on the date hereof. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (except for the Liens created under the Loan Documents and statutory nonconsensual Liens).
          SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) The Borrower and each of the Domestic Subsidiaries and Material Foreign Subsidiaries is in compliance with all laws, regulations, consent decrees and orders of any Governmental Authority applicable to it (including, without limitation, the Patriot Act, ERISA, employee health and safety, margin regulations, Environmental Laws and Health Care Laws) or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (c) None of the Borrower or any of the Domestic Subsidiaries or Material Foreign Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. Agreements. (a) Neither the Borrower nor any of the Domestic Subsidiaries and Material Foreign Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.
          SECTION 3.12. Investment Company Act. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.
          SECTION 3.14. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.
          SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
          SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on those assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan.

          SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17:
          (a) To the knowledge of the Borrower, the properties owned, leased or operated by the Borrower and the Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require Remedial Action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (b) The Borrower, the Subsidiaries and their respective operations are in compliance, and in the last five years have been in compliance, with all Environmental Laws and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
          (c) To the knowledge of the Borrower, there have been no Releases or threatened Releases at, from or under the Properties or otherwise in connection with the operations of the Borrower or the Subsidiaries, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (d) Neither the Borrower nor any of the Subsidiaries has received any Environmental Claim in connection with the Properties or the operations of the Borrower or the Subsidiaries or with regard to any person whose liabilities for environmental matters the Borrower or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Borrower or the Subsidiaries have any reasonable basis to believe that any such Environmental Claim is being threatened; and
          (e) (i) To the knowledge of the Borrower, Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to any liability under any Environmental Law which in the aggregate could be expected to result in a Material Adverse Effect, nor (ii) have the Borrower or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for the Subsidiaries as of the date hereof. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the

Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
          SECTION 3.19. Pledge Agreement. The Pledge Agreement creates in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and when (a) certificates evidencing the Collateral consisting of certificated securities are delivered to the Collateral Agent, together with stock powers executed in blank, and (b) appropriate filings under the Uniform Commercial Code are made in favor of the Collateral Agent or control agreements are executed by the issuers and delivered to the Collateral Agent in the case of uncertificated securities included in the Collateral, will constitute a fully perfected first priority Lien on and security interest in all right, title and interest of each pledgor thereunder in such Collateral, in each case prior and superior in right to any other person.
          SECTION 3.20. Labor Matters. As of the date hereof and the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any of the Subsidiaries pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any of the Domestic Subsidiaries or Material Foreign Subsidiaries, or for which any claim may be made against the Borrower or any of the Domestic Subsidiaries or Material Foreign Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or the applicable Subsidiary.
          SECTION 3.21. Solvency. On the Effective Date (i) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability in respect of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

ARTICLE IV
Conditions of Lending
          The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:
          SECTION 4.01. All Credit Events. On the date of each Borrowing, including each Borrowing of a Swingline Loan, and on the date of each issuance of a Letter of Credit (each such event being called a “Credit Event”):
          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.05 (or such notice shall have been deemed given in accordance with Section 2.05) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.04(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.03(b).
          (b) The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (c) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
          Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the satisfaction of the conditions set forth in paragraphs (b) and (c) of this Section.
          SECTION 4.02. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder, and the incorporation of Existing Letters of Credit as Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.08):
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, (i) (A) a favorable written opinion of James Elrod, Esquire, General Counsel of the Borrower, substantially to the effect set forth in Exhibit G-1, (B) a favorable written opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special counsel to the Borrower, substantially to the effect set forth in Exhibit G-2, and (C) a favorable written opinion of Bass, Berry & Sims PLC, Tennessee counsel to the Borrower, substantially to the effect set forth in Exhibit G-3, in each case (1) dated the date hereof, (2) addressed to the Administrative Agent, the Issuing Banks and the Lenders, and (3) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.
     (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, may reasonably request.
     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 and paragraph (e) below.
     (e) The Collateral Requirement and the Guarantee Requirement shall have been satisfied.
     (f) After giving effect to the Transactions occurring on the date hereof, the Borrower and the Subsidiaries shall have outstanding no Indebtedness for borrowed money or preferred stock other than (i) Indebtedness under the Loan Documents, (ii) the Convertible Notes and (iii) other Indebtedness permitted under Section 6.01 (other than clause (h) thereof).
     (g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all fees and out-of-pocket expenses (including fees, charges and disbursements of outside counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document or under the Fee Letter.
     (h) The Administrative Agent and each Lender shall have received all such information as shall have been reasonably requested by it in order to enable it to comply with the requirements of the Patriot Act and any other “know your customer” or similar laws or regulations.
     (i) The commitments under the Existing Credit Agreement shall have been or shall simultaneously be terminated, the principal of and all accrued interest on all Loans outstanding under such agreement and all fees and other amounts accrued for the accounts of or owed to the lenders thereunder shall have been or shall simultaneously be paid in full (except that the Existing Letters of Credit shall remain outstanding as Letters of Credit hereunder) and all Liens securing the obligations of the Borrower and the Subsidiaries thereunder shall have been released.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.08) at or prior to 5:00 p.m., New York City time, on April 27, 2007 subject to extension (by not more than 10 Business Days) by the Administrative Agent in its sole discretion (and, in the event such conditions are not so satisfied, waived or extended, the Commitments shall terminate at such time).
ARTICLE V
Affirmative Covenants
          The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

          SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, in each case to the extent the failure to do so could reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.02. Obligations and Taxes. Pay its Indebtedness and other obligations promptly when due and in accordance with their terms (it being understood that nothing in this Section shall require the payment of amounts for which the Borrower or any Subsidiary is in good faith disputing its liability) and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.
          SECTION 5.03. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall deliver to each Lender:
     (a) on the date that is earlier of (i) the date by which the Annual Report on Form 10-K of the Borrower for each fiscal year is required to be filed under the rules and regulations of the SEC and (ii) 90 days after the end of such fiscal year, its consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) on the date that is the earlier of (i) the date by which the Quarterly Report on Form 10-Q of the Borrower for each of the first three fiscal quarters of each fiscal year is required to be filed under the rules and regulations of the SEC and (ii) 45 days after the end of such fiscal quarter, its consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
     (c) concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that to the knowledge of such accounting firm or Financial Officer (x) no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) the passage of time will not reveal an Event of Default or a Default and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12;
     (d) on or prior to each date of delivery of the Borrower’s year-end financial statements pursuant to Section 5.03(a), the Borrower shall provide to each Lender a business plan for the following two years, in a form satisfactory to the Administrative Agent;
     (e) promptly after the same become publicly available, copies of all reports (excluding, in any event, copies of press releases) which the Borrower sends to its stockholders, and copies of all registration statements, reports on Form 10-K, Form 10-Q or Form 8-K (or, in each case, any successor form) and other material reports which the Borrower or any Subsidiary files with the SEC or any successor or analogous Government Authority (other than public offerings of securities under employee benefit plans or dividend reinvestment plans);
     (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request (including any information requested to ensure compliance with the requirements of the Patriot Act or any other “know your customer” or similar laws or regulations).
          SECTION 5.04. Litigation and Other Notices. Furnish to the Administrative Agent, each Issuing Bank and each Lender prompt written notice of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof, as to which there is a reasonable likelihood of an adverse result and that could reasonably be expected to result in a Material Adverse Effect; and
     (c) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
          SECTION 5.05. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower knows that, any ERISA Event has occurred that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and/or the Subsidiaries in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.
          SECTION 5.06. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Subject to the provisions of Section 9.16, each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries upon reasonable prior notice to the Borrower (and, unless a Default or Event of Default shall have occurred and be continuing, on not more than two occasions during any fiscal year) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor; provided that whether or not a Default or Event of Default shall have occurred and be continuing, the Borrower shall have the right to participate in all such discussions.

          SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.
          SECTION 5.08. Compliance with Environmental Laws. Comply, and use reasonable efforts to cause all lessees and other persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all Environmental Permits necessary for its operations and Properties except for such non-compliance as could not reasonably be expected to result in a Material Adverse Effect; and conduct any Remedial Action in accordance with Environmental Laws; provided, however, that neither the Borrower nor any of the Subsidiaries shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
          SECTION 5.09. Compliance with Laws. Comply, and cause each of its Material Foreign Subsidiaries to comply with all laws, regulations, consent decrees and orders of any Governmental Authority applicable to it or its property, as qualified under this Article V, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.10. Further Assurances. Execute any and all further documents, financing statements, agreements, amendments, supplements and instruments, and take all further actions (including filing Uniform Commercial Code and other financing or continuation statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to cause the Guarantee Requirement and the Collateral Requirement to be satisfied at all times.
ARTICLE VI
Negative Covenants
          The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:
          SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness for borrowed money existing on the date hereof and set forth in Schedule 6.01;

     (b) Indebtedness created hereunder and under the other Loan Documents;
     (c) Indebtedness owing to the Borrower or any Subsidiary, and any Indebtedness owed by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or another Subsidiary;
     (d) Guarantees by the Borrower of Indebtedness of any Wholly Owned Subsidiary and Guarantees by any Wholly Owned Subsidiary of Indebtedness of the Borrower or any other Wholly Owned Subsidiary;
     (e) Indebtedness consisting of purchase money Indebtedness or Capital Lease Obligations incurred in the ordinary course of business after the date hereof;
     (f) Extensions, renewals and replacements of Indebtedness referred to in clause (a) to the extent the principal amount of such Indebtedness is not increased, the weighted average life to maturity of such Indebtedness is not decreased, such Indebtedness, if subordinated to the Loans, remains so subordinated on terms not less favorable to the Lenders and the original obligors in respect of such Indebtedness remain the only obligors thereon;
     (g) Indebtedness created under Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes or entered into to take advantage of reduced interest rates by converting fixed rate obligations into floating rate obligations; and
     (h) other Indebtedness; provided that the Leverage Ratio on a pro forma basis as of the end of and for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.03(a) or (b) shall not be greater than the maximum Leverage Ratio permitted at the end of such period under Section 6.10, giving effect to such Indebtedness as if it had been incurred at the beginning of such period (and if the aggregate amount of such Indebtedness exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent on or prior to the date of the incurrence of such Indebtedness, a certificate setting forth the calculations demonstrating such Leverage Ratio);
provided, however, that the aggregate principal amount of all outstanding Indebtedness incurred under clause (d), (e), (f), (g) or (h) that is secured by any asset of the Borrower or any Subsidiary shall not at any time exceed $60,000,000 (excluding however Indebtedness of any Subsidiary acquired after the date hereof in an aggregate principal amount for all such Indebtedness not to exceed $200,000,000 that is secured by Liens on the assets of such Subsidiary that are permitted by Section 6.02(c)).
          SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any

Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect thereof, or assign or transfer any such income or revenues or rights in respect thereof, except:
     (a) Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall extend only to those assets to which they extend on the date hereof and shall secure only those obligations which they secure on the date hereof;
     (b) any Lien created under the Loan Documents;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of the Subsidiaries; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries and (iii) such Lien does not materially interfere with the intended use, occupancy and operation of any asset or property subject thereto;
     (d) Liens for taxes, assessments, charges or levys not yet due or which are being contested in compliance with Section 5.02;
     (e) carriers’, warehousemen’s, mechanics’, landlord’s (or lessor’s under operating leases), materialmen’s, repairmen’s, custom and revenue authorities’, or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable beyond the applicable grace period therefor or that are being contested in compliance with Section 5.02;
     (f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
     (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, liability to insurance carriers under insurance or self-insurance arrangements, surety and appeal bonds, performance bonds, statutory banker’s liens on moneys held in bank accounts and other obligations of a like nature incurred in the ordinary course of business;
     (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries;
     (i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any of the Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) at the time of the creation of the Lien, the Indebtedness secured thereby does not exceed 100% of the cost of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any of the Subsidiaries;
     (j) Liens deemed to exist in connection with Capital Lease Obligations permitted under Section 6.01;
     (k) attachment or judgment Liens not constituting an Event of Default under paragraph (i) of Article VII;
     (l) Liens in favor of any Governmental Authority with respect to progress payments under any governmental contract; and
     (m) licenses, sublicenses, leases and subleases not relating to any financing, granted to third persons in the ordinary course of business and not interfering in any material respect with the business of the Borrower and the Subsidiaries.
          SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that the Borrower may enter into any such arrangement to the extent that the aggregate fair market value of the property thereafter rented or leased shall not exceed $20,000,000.
          SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any other investment in, any other person, except:
     (a) investments in Subsidiaries existing on the date hereof, and other investments existing on the date hereof and set forth on Schedule 6.04(a);
     (b) repurchases by the Borrower of its common stock to the extent permitted under Section 6.06(a)(iv);
     (c) Guarantees by the Subsidiaries of the Convertible Notes;
     (d) investments in and loans and advances to persons that are Subsidiaries immediately prior to the making of such investments, loans or advances;
     (e) acquisitions expressly permitted under Section 6.05;

     (f) Permitted Investments;
     (g) extensions of trade credit in the ordinary course of business;
     (h) loans and advances to officers and employees of the Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment, payroll advances and relocation expenses) in an aggregate principal amount outstanding at any time when taken together with the aggregate principal amount outstanding of investments made under clause (i) below shall not exceed $20,000,000 at such time;
     (i) promissory notes or other evidences of Indebtedness received by the Borrower from officers or employees of the Borrower or any Subsidiary (or any loan or advance made to any Plan) in connection with the purchase of Equity Interests in the Borrower in an aggregate principal amount outstanding at any time when taken together with the aggregate principal amount outstanding of investments made under clause (h) above shall exceed $20,000,000 at such time;
     (j) investments arising out of the bankruptcy of customers and suppliers;
     (k) investments, loans or advances made in connection with the development, manufacture or distribution of pharmaceutical compounds or products or medical devices, in each case through collaborative efforts with other pharmaceutical companies; and
     (l) any other investment (other than an investment of the type described in clause (h) or (i) above); provided that at the time such investment is made or purchased, the aggregate amount of the consideration paid after the date hereof (whether in cash, assumption of Indebtedness or property, valued at the time each such investment is made) in respect of all such investments under this paragraph (m) does not exceed (net of return of capital of (but not return on capital of) any such investment) 15% of the Consolidated Net Worth of the Borrower at such time.
          SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions occurring within any 12 consecutive month period) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions occurring within any 12 consecutive month period) assets that are substantial in relation to the Borrower and the Subsidiaries taken as a whole (including by means of a merger or consolidation in which the surviving person is the Borrower or a Wholly Owned Subsidiary), except that (a) the Borrower and any of the Subsidiaries may purchase and sell inventory in the ordinary course of business; (b) the Borrower or any of the Subsidiaries may purchase or license pharmaceutical products from any third party and may license compounds and purchase intellectual property from any third party in the ordinary course of business; it being agreed that any such license or purchase for which the aggregate amount of consideration paid exceeds $100,000,000 shall be treated as an acquisition subject to the requirements of clause (c) hereof; (c) if (i) at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, and (ii) in the event the aggregate amount of consideration paid exceeds $100,000,000, the Borrower shall have delivered to the Administrative Agent calculations demonstrating pro forma compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 as of the end of and for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.03(a) or (b), giving effect to such acquisition and the incurrence of any related Indebtedness as if they had occurred at the beginning of such period, the Borrower or any of the Subsidiaries may acquire assets that are substantial in relation to the Borrower and the Subsidiaries taken as a whole (including by means of a merger or consolidation in which the surviving person is the Borrower or a Wholly Owned Subsidiary) if the consideration paid in such acquisition consists of one or more of the following: (A) common stock of the Borrower or (B) cash in an amount equal to proceeds of Indebtedness permitted under Section 6.01(h) or the proceeds of any issuance by the Borrower of its common stock (but only, in the case of clause (B), if such proceeds were received within 12 months prior to such acquisition) or (C) cash or other consideration (but only, in the case of clause (C), if at the time such acquisition is made, the Leverage Ratio shall not be greater than 3.5 to 1.0, on a pro forma basis as of the end of and for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.03(a) or (b), giving effect to such acquisition and the incurrence of any related Indebtedness as if they had occurred at the beginning of such period (and if the aggregate amount of such cash or other consideration exceeds $100,000,000, the Borrower shall have delivered to the Administrative Agent on or prior to the date of the consummation of such acquisition, a certificate setting forth the calculations demonstrating such Leverage Ratio)); (d) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no person other than the Borrower or a Wholly Owned Subsidiary receives any consideration; and (e) the Borrower or any of the Subsidiaries may sell, transfer, lease or otherwise dispose of assets with a fair market value (as reasonably determined by the board of directors or senior management of the Borrower) that individually, for each asset so disposed of, does not exceed $20,000,000 and in the aggregate, for all assets so disposed of by the Borrower and all the Subsidiaries during any fiscal year, do not exceed $50,000,000; provided, however, the contemplated sale to Inyx, Inc. pursuant to that certain Summary of Terms, dated March 7, 2007 by and between Inyx, Inc. and King Pharmaceuticals, Inc. shall be permitted and shall otherwise be excluded from the dollar limitations set forth in this Section 6.05(e).
          SECTION 6.06. Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that (i) the Borrower may declare and pay dividends or make other distributions on its capital stock to the extent made solely with common stock of the Borrower; (ii) (x) any Subsidiary may declare and pay dividends or make other distributions on its capital stock and (y) the Borrower may declare and pay dividends or make other distributions on its capital stock in an aggregate amount up to $10,000,000; provided that no Event of Default shall have occurred and be continuing; (iii) the Borrower may grant options, and distribute shares of capital stock upon the exercise of options, pursuant to the terms of any stock option plan for employees of King Pharmaceuticals, Inc. (or its Subsidiaries) and or any non-employee director stock option plan; and (iv) so long as no Default or Event of Default shall exist, (A) the Borrower may repurchase fractional shares of common stock of the Borrower; (B) the Borrower may repurchase shares of common stock of the Borrower for cash for an aggregate purchase price for all such repurchases under this clause (B) not to exceed $100,000,000; and (C) the Borrower may repurchase for cash shares of common stock of the Borrower for an aggregate purchase price in excess of the $100,000,000 limit set forth in clause (B) provided that with respect to repurchases under this clause (C) that no Revolving Loan shall be outstanding at the time of any such repurchase and the cash used to effect any such additional repurchase or series of related repurchases shall constitute (x) no more than 80% of the cash (including for purposes of calculating the amount thereof Permitted Investments described in clauses (a) through (h) and (j) of the definition of “Permitted Investments”) held by the Borrower immediately prior to such repurchase (or prior to the initial repurchase in a series of related repurchases) that is not subject to any Lien or any other restriction on the use thereof (other than any Lien or restriction under the Loan Documents) and (y) when taken together with the aggregate purchase price for all repurchases made under this clause (C) from the date hereof through the date of such repurchase, no more than 80% of the greatest amount of cash (calculated as in clause (x)) held by the Borrower on December 31, 2006, or at the end of any fiscal quarter ending after the date hereof, that was not subject to any Lien or any other restriction on the use thereof (other than any Lien or restriction under the Loan Documents).
          (b) Permit any Subsidiary, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (i) pay any dividends or make any other distributions on its capital stock or any other equity interest or (ii) make or repay any loans or advances to the Borrower or to any other Subsidiary.
          SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) this Section shall not apply to transactions solely among the Borrower and the Subsidiaries and (b) the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the

Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
          SECTION 6.08. Business of Borrower and Subsidiaries. Engage to any material extent at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.
          SECTION 6.09. Fiscal Year. Change the end of its fiscal year from December 31 to any other date.
          SECTION 6.10. Leverage Ratio. Permit the Leverage Ratio at any time to be in excess of 3.50 to 1.00.
          SECTION 6.11. Consolidated Interest Expense Coverage Ratio. Permit the Consolidated Interest Expense Coverage Ratio for any four-fiscal-quarter period ending after the date hereof to be less than 3.00 to 1.00.
          SECTION 6.12. Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (i) $1,500,000,000 plus (ii) 50% of Consolidated Net Income for each fiscal quarter ended after the date hereof (excluding any fiscal quarter for which Consolidated Net Income shall have been negative).
          SECTION 6.13. Amendment of Material Documents. Amend, modify or waive any of its rights under any agreement or instrument to which the Borrower or any of the Subsidiaries is party in respect of Indebtedness of the Borrower or any Subsidiary the aggregate principal amount of which exceeds $30,000,000, if any such amendment, modification or waiver could reasonably be expected to result in a Material Adverse Effect or to be adverse to the rights or interests of the Lenders in any material respect.
          SECTION 6.14. Prepayments, Redemptions and Repurchases of Debt. Make or commit to make any payment (including by way of payment, prepayment, redemption, purchase or defeasance), whether in cash, property, securities or a combination thereof, other than scheduled (or with respect to senior indebtedness held by a person that is not an Affiliate of the obligor, mandatory) payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of any Indebtedness for borrowed money (other than Indebtedness under the Loan Documents and intercompany Indebtedness) of the Borrower and/or any Subsidiary, except for (a) payments, whether in cash, property or securities, or a combination thereof, of up to $100,000,000 in aggregate principal amount of Indebtedness of the Borrower and/or any Subsidiary (excluding payments on the Convertible Notes), (b) payments made in cash on the Convertible Notes upon any conversion thereof that do not exceed the aggregate principal amount of the Convertible Notes so converted, (c) payments made in common stock of the Borrower on the Convertible Notes upon the conversion thereof, (d) any payment in connection with the replacement of Indebtedness of the Borrower and/or any Subsidiary with Indebtedness of the same borrower or issuer having a maturity no earlier and an amount no greater than the replaced Indebtedness and benefiting from no Guarantee or collateral beyond that supporting the replaced Indebtedness and (e) any payment on Indebtedness of the Borrower or any Subsidiary that is made at a time when no Revolving Loan is outstanding.
ARTICLE VII
Events of Default
          In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any principal of any Loan or any reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days after telephonic or written notice of such default;
     (d) default shall be made in the due observance or performance by the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) or 5.04(a) or in Article VI;
     (e) default shall be made in the due observance or performance by the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
     (f) (i) the Borrower or any of the Subsidiaries shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $25,000,000 when and as the same shall become due and payable, or (ii) the Borrower or any of the Subsidiaries shall fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, or any other event or condition shall occur, if the effect of any failure or other event or condition referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due or to be required to be repurchased or redeemed prior to its stated maturity;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any of the Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) the Borrower or any of the Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower, any of the Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of the Subsidiaries to enforce any such judgment;
     (j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $25,000,000;
     (k) any Guarantee purported to be created by the Guarantee Agreement shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid and enforceable Guarantee of the Obligations, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to (i) maintain possession of certificates representing securities pledged under the Pledge Agreement or (ii) file or record any financing statement delivered to the Collateral Agent by the Borrower; or
     (l) there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
          In order to expedite the transactions contemplated by this Agreement, Credit Suisse, Cayman Islands Branch, is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders and the Issuing Banks (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Administrative Agent”). Each of the Lenders and Issuing Banks and each assignee of any such Lender or Issuing Bank, hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or Issuing Bank or such assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing

Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
          Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party on account of the failure of or delay in performance or breach by any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.
          The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the

Required Lenders. In addition, for the avoidance of doubt, the Lenders hereby acknowledge that none of the Arranger, Co-Syndication Agents, Co-Documentation Agents or Managing Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, Swingline Lender, a Lender or Issuing Bank hereunder.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor which, unless an Event of Default shall have occurred and be continuing at the time of such appointment, shall be acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank, and which, unless an Event of Default shall have occurred and be continuing at the time of such appointment, shall be acceptable to the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
          With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as the Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of the Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent.
          Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its Pro Rata Percentage of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of its Pro Rata Percentage, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower or any other Loan Party; provided that no Lender shall be liable to the Administrative Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Administrative Agent or any of its directors, officers, employees or agents. Each Lender agrees to reimburse each Issuing Bank and its directors, officers, employees and agents, in each case, to the same extent and subject to the same limitations as provided above for the Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
     (a) if to the Borrower, to it at 501 Fifth Street, Bristol, TN 37620, Attention of Randy Sharrow (Facsimile No. (423) 990-0951), with a copy to James Elrod at the above address (Facsimile No. (423) 990-2566);
     (b) if to the Administrative Agent, to Credit Suisse, Global Business Center, 7200 Kit Creek Road, Building 11, Research Triangle Park, NC 27709, Attention of Robert Buzenberg (Facsimile No. (212) 322-2291); and
     (c) if to a Lender, to it at its address (or facsimile number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and
     (d) if to an Issuing Bank, to it at its address (or facsimile number set forth on Schedule 2.01 or in the Issuing Bank Agreement pursuant to which such person became an Issuing Bank.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by facsimile, or on the date that is five (5) Business Days after dispatch by certified or registered mail, if mailed, in each case delivered, sent or mailed (properly addressed) to such party, as provided in this Section or in accordance with the latest unrevoked direction from such party in accordance with this Section; provided, however, that all notices and communications given to any party hereto in accordance with the provisions of Article II shall either be delivered by hand or overnight courier service and sent by facsimile and shall be deemed to have been given on the date on which they are received.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments or the L/C Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or Issuing Bank.
          SECTION 9.03. Binding Effect. This Agreement shall become effective and legally binding on the parties hereto when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any or all of its Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to another Lender or an Affiliate or Related Fund of the assigning Lender or another Lender, (x) the Borrower, unless an Event of Default shall have occurred and be continuing, and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, each Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld) and (y) the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the entire remaining amount of such Lender’s Commitments) and (ii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax form as required by the Internal Revenue Service. Upon acceptance and recording pursuant to paragraph (e) of this Section and payment of the processing and recording fee referred to therein, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement, other than any claims by the Borrower for violations by such Lender of the provisions of this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any of the Subsidiaries or the performance or observance by the Borrower or any of the Subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, all L/C Disbursements, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the matters recorded therein and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register and any Assignments and Acceptances delivered to the Administrative Agent pursuant to this Section 9.04(d) shall be available for inspection by the Borrower, the Issuing Banks, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and any tax form required by the Internal Revenue Service, a processing and recordation fee of $3,500 and, if required, the written consent of the Borrower, the Swingline Lender, each Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower, Lenders, each Issuing Bank and the Swingline Lender. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
          (f) Each Lender may without the consent of the Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders; provided that no participant shall be entitled to receive any greater amount pursuant to Section 2.14 or 2.20 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred and (iv) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing all or substantially all the Guarantors or the Collateral).
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16 and, in the case of any assignee, the Administrative Agent shall provide the Borrower with an execution copy of such agreement.
          (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.
          (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC.
          (j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Swingline Lender in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Arranger, the Administrative Agent, the Collateral Agent or any Issuing Bank or Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Arranger, the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other outside counsel for the Arranger, the Administrative Agent, the Collateral Agent or any Lender.
          (b) The Borrower agrees to indemnify the Arranger, the Administrative Agent, the Collateral Agent, each Lender and Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including reasonable outside counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) except to the extent arising in respect of real property owned by such Indemnitee other than as a result of any foreclosure or similar proceeding under the Loan Documents or arising solely as a result of activities of such Indemnitee other than its activities under the Loan Documents, any actual or alleged presence, Release or threatened Release of Hazardous Materials on any property presently or formerly owned, leased or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender or Issuing Bank. All amounts due under this Section shall be payable on written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll and related trust fund accounts) at any time held and other indebtedness at any time owing by such Lender (or its Affiliates) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND

PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendments. (a) No failure or delay of the Borrower, the Administrative Agent, the Collateral Agent or any Issuing Bank or Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified other than pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by the Loan Parties party thereto and the Administrative Agent or the Collateral Agent, as the case may be, with the consent of the Required Lenders. No agreement referred to in the preceding sentence shall (i) decrease the principal amount, or extend the maturity, of any scheduled date of payment or date for reimbursement of or any date for the payment of any interest on, any Loan or L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement or decrease the amount, or extend any scheduled date of payment, of any Fees, without the prior written consent of each Lender affected thereby, (ii) increase or extend any Commitment or decrease or extend the date for payment of the Commitment Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.17 or 9.04(j), the provisions of this Section (other than to impose additional restrictions on amendments) or the definition of the term “Required Lenders” without the prior written consent of each Lender, (iv) release any Guarantor (A) whose total assets represent at the time of such release more than 10% of the total assets of the Borrower and its consolidated Subsidiaries or (B) whose total revenues represent at the time of such release more than 10% of the total revenues of the Borrower and its consolidated Subsidiaries or all or substantially all the Collateral without the prior written consent of each Lender or (v) amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender.

          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents, except as expressly agreed therein. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
          (b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party hereto irrevocably consents to service of process in any manner permitted by applicable law.
          SECTION 9.16. Confidentiality; Material Non-Public Information. (a) The Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders agrees to keep confidential (and to cause the persons referred to in clause (a) below to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to any direct or indirect counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors to such contractual counterparty agree to be bound by the provisions of this Section), (c) to the extent requested by any regulatory authority, including the National Association of Insurance Commissioners or any successor entity thereto, (d) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (e) in connection with any suit, action or proceeding (i) relating to the enforcement of its rights hereunder or under the other Loan Documents or (ii) for purposes of establishing a “due diligence” defense or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower; provided, however, that the Administrative Agent, the Collateral Agent, any Issuing Bank and/or any Lender, as the case may be, shall, to the extent possible and permitted by law, provide the Borrower with reasonable prior notice of any disclosure of information referred to in clauses (d) and (e) above to allow the Borrower to seek a protective order preventing such disclosure. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, plans, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender based on any of the foregoing) that are received from the Borrower and related to the Borrower, any shareholder of the Borrower or any employee, customer or supplier of the Borrower, other than any of the foregoing that were available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by the Borrower. The parties agree that money damages would not be a sufficient remedy for breach of this Section, and that in addition to all other remedies available at law or in equity, the Borrower shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.
          (b) Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower, the other Loan Parties and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
          (c) All Information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower, the other Loan Parties and their

Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
          SECTION 9.17. Releases of Guarantors and Collateral. (a) Notwithstanding any contrary provision herein or in any other Loan Document, if the Borrower shall request the release under the Guarantee Agreement or the Security Documents of any Subsidiary or of any Equity Interests included in the Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Subsidiary or Collateral) to a person other than the Borrower or a Subsidiary in a transaction permitted under the terms of this Agreement and shall deliver to the Collateral Agent a certificate to the effect that such sale or other disposition and the application of the proceeds thereof will comply with the terms of this Agreement, the Collateral Agent, if satisfied that such certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary or such Equity Interests substantially simultaneously with or at any time after the completion of such sale or other disposition.
          (b) Notwithstanding any provision herein or in any other Loan Document, the Collateral Agent is hereby authorized and directed to release, and shall release, the Collateral from the security interests created by the Security Documents upon the satisfaction of the following conditions precedent (the “Release Conditions”), and subject to the reinstatement of such Liens as provided in paragraphs (c) or (d) below:
     (i) the Borrower shall have given notice to the Collateral Agent at least 15 days prior to the proposed release date (the “Release Date”), specifying the proposed Release Date;
     (ii) as of the Release Date, (A) the Ratings shall be BBB- or better by S&P and Baa3 or better by Moody’s, (B) neither of such Ratings shall be under review for possible downgrade and (C) the Borrower shall not have been placed on credit watch with negative implications by either such rating agency;
     (iii) no Default or Event of Default shall have occurred and be continuing as of the Release Date; and
     (iv) on the Release Date, the Administrative Agent shall have received a certificate, dated the Release Date and executed on behalf of the Borrower by a Responsible Officer thereof, confirming the satisfaction of the Release Conditions set forth in clauses (i), (ii) and (iii) above.
Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent or any Lender and shall not require the consent of any Lender. Subject to the satisfaction of the conditions set forth in this paragraph (b), on and after the Release Date, the Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of Collateral required by this paragraph.
          (c) If, following any release of Collateral pursuant to paragraph (b) above, any Lien securing any Indebtedness is to be created on any Equity Interests that would have been required, but for the satisfaction of the Release Conditions, to be pledged under the Pledge Agreement, the Borrower shall promptly notify the Collateral Agent and promptly take or cause the applicable Guarantor to take all such actions as shall be reasonably requested by the Collateral Agent so that the Lenders will have the benefit of such other Lien at least equally and ratably with the other obligations secured thereby.
          (d) If, following any release of Collateral pursuant to paragraph (b) above, one or more of the conditions specified in clause (ii) of paragraph (b) above shall cease to be satisfied and the Required Lenders shall so direct in a written notice to the Collateral Agent and the Borrower, the requirements of Section 5.10 shall again become applicable and the Borrower shall promptly take and cause the Subsidiaries to take all such actions as shall be necessary or as the Collateral Agent shall reasonably request to cause the Collateral Requirement to be satisfied.
          (e) Without limiting the provisions of Section 9.05, the Borrower shall reimburse the Collateral Agent and the Administrative Agent for all reasonable costs and expenses, including reasonable attorney’s fees and disbursements, incurred by any of them in connection with any action contemplated by this Section.
          SECTION 9.18. Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower, for itself and the Subsidiaries, that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the Subsidiaries, which information includes the name and address of the Borrower and the Subsidiaries and other information that will allow such Lender to identify the Borrower and the Subsidiaries in accordance with the Patriot Act.
          SECTION 9.19. No Fiduciary Duty. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby or by any other Loan Document and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Issuing Banks, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Issuing Banks, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
          SECTION 9.20. Waiver of Notice Period in connection with Termination of the Commitments under the Existing Credit Agreement. Each Lender that is a party to the Existing Credit Agreement hereby waives the prior notice required for the termination of the commitments under the Existing Credit Agreement.

Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement KING PHARMACEUTICALS, INC.,
By:	/s/ Brian A. Markison
	Name:	Brian A. Markison
	Title:	President & Chief Executive Officer

Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent
By:	/s/ Phillip Ho
	Name:	Phillip Ho
	Title:	Director

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Associate

Signature Page to King Pharmaceuticals, Inc.
2007 Credit Agreement
UBS SECURITIES LLC, as Co-Syndication Agent,

By	/s/ Richard L. Tavrow	/s/	David B. Julie

	Name: Richard L. Tavrow Title: Director Banking Products Services, US		David B. Julie Associate Director Banking Products Services, US

Lender Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement Name of Institution: UBS Loan Finance LLC
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director Banking Products Services, US

For any Institution requiring a second signature line:
By:	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director Banking Products Services, US

Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement CITIGROUP GLOBAL MARKETS INC., individually and as Co-Documentation Agent,
By:	/s/ Thomas Hackett
	Name:	Thomas Hackett, Director
	Title:	Citigroup – Atlanta

Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement BANK OF AMERICA, NA, individually and as Co-Syndication Agent,
By:	/s/ Gabriela B. Millhorn
	Name:	Gabriela B. Millhorn
	Title:	Senior Vice President

Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as Co-Documentation Agent,
By:	/s/ Jeanette Griffin
	Name:	Jeanette Griffin
	Title:	Director

Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement THE ROYAL BANK OF SCOTLAND PLC, individually and as Co-Documentation Agent,
By:	/s/ Iain Stewart
	Name:	Iain Sewart
	Title:	Managing Director

Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement U.S. BANK NATIONAL ASSOCIATION, individually and as Managing Agent,
By:	/s/ Thomas A. Heokman
	Name:	Thomas A. Heokman
	Title:	Vice President

Lender Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement Name of Institution: JPMORGAN CHASE BANK, N.A.
By:	/s/ Stephanie Parker
	Name:	Stephanie Parker
	Title:	Executive Director

For any Institution requiring a second signature line:
By:
Name:
Title:

Lender Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement Name of Institution: First Tennessee Bank National Association
By:	/s/ Freddie H. Malone
	Name:	Freddie H. Malone
	Title:	Vice President

For any Institution requiring a second signature line:
By:	Not Required
Name:
Title:

Lender Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement Name of Institution: Bank Hapoalim B.M.
By:	/s/ Charles McLaughlin
	Name:	Charles McLaughlin
	Title:	Senior Vice President

For any Institution requiring a second signature line:
By:	/s/ James P. Surless
	Name:	James P. Surless
	Title:	Vice President

Lender Signature Page to King Pharmaceuticals, Inc. 2007 Credit Agreement Name of Institution: Chang Hwa Commerical Bank, Ltd., New York Branch
By:	/s/ Jim C.Y. Chen
	Name:	Jim C.Y. Chen
	Title:	VP & General Manager

For any Institution requiring a second signature line:
By:
Name:
Title: